Recoton Corporation
2950 Lake Emma Road
Lake Mary, Florida 32746

January 16, 2001

I. Friedman Equities, Inc.
99 Park Avenue, Suite 2230
New York, NY 10016

Ladies and Gentlemen:

        This will confirm the understanding and agreement between Recoton Corporation (the “Company” or “Recoton”) and I. Friedman Equities, Inc. (“Equities”) in connection with Equities continuing to render its services as financial advisor to the Company.

        1. Recoton hereby continues the engagement of Equities as its financial advisor for the one-year period commencing January 1, 2001 and ending December 31, 2001, which term shall be annually renewed unless either party provides the other with a written notice of non-renewal at least 90 days prior to the scheduled expiration date. Equities shall upon the Company’s request review with members of senior management the Company’s financial plans, strategic plans and business alternatives; advise the Company with respect to financing alternatives involving equity, debt of Company and/or subsidiaries, and combinations or variations thereof; advise the Company with respect to strategic acquisitions, combinations, joint ventures, and/or mergers; and advise the Company with respect to opportunities for the sale of the Company’s assets, subsidiaries, divisions, and such other related services as reasonably requested by Company. Equities shall exercise its best efforts on behalf of the Company and shall devote such time as is reasonably necessary to perform these services for the Company consistent with its commitments and obligations to other business for whom it renders similar services.

          2. As compensation for Equities' services hereunder:

              (a) The Company shall pay to Equities consulting fees of $55,000 per year, payable quarterly on January 1, April 1, July 1 and October 1 of each year.

               (b) The Company shall, pursuant to approval by the Board of Directors, issue to Equities options to purchase 20,000 Recoton common shares pursuant to the Company's 1998 Stock Option Plan (the "Options"), pursuant to a form of option certificate substantially in the form of Exhibit A. The Options shall be exercisable at $10.16 per share for a ten-year period from the date of grant, subject to the terms of the 1998 Stock Option Plan, except that (pursuant to the approval of the Compensation and Stock Option Committee) the ten year term of the options shall not expire in the event that Equities and/or Irwin Friedman should ever cease to be a consultant to the Company.

        3. If Equities initiates a transaction or transactions, including acquisitions, mergers, divestitures, financings or public offerings, the Company will pay a success fee to be mutually agreed upon.

        4. The Company shall reimburse Equities upon request from time to time for all reasonable and necessary out-of-pocket expenses provided that (i) such expenses are deductible by the Company and (ii) such expenses are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service. Any expenses in excess of $3,000 in any month shall not be reimbursed unless such expenses were approved by an authorized officer of the Company.

        5. Irwin Friedman, President and sole shareholder of Equities, has served and continues to serve as a Director of the Company and has and may serve on committees of the Board. Such services and the compensation to Friedman for such services shall be in addition to the services and compensation payable to Equities pursuant to this Agreement.

        6. Equities shall hold all information regarding the Company in confidence and use any information which it learns solely in the performance of its services hereunder in accordance with the confidentiality policy attached as Exhibit B. The provisions of this paragraph 6 and the attached policy shall survive termination of this Agreement as a separate agreement of the parties.

        7. In performing the services under this Agreement, Equities shall be an independent contractor and not an employee or agent of the Company. As such, the employees of Equities shall not be entitled to health insurance coverage, sick leave, vacation, pension, or other benefits associated with regular employment at the Company and no income taxes will be withheld from payment to Equities for services rendered hereunder. In addition, the Company’s workers compensation insurance is not applicable to employees of Equities in the context of this Agreement.

        8. This Agreement supersedes any prior agreements between the parties regarding the subject matter of this Agreement, whether such prior agreements were or were not in writing. No waiver, amendment or other modifications of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and in accordance with, the laws of the State of New York applicable to agreements executed and to be fully performed therein. The obligations of this Agreement shall be binding up and shall inure to the benefit of the parties hereto, the indemnified persons hereunder, and any of their successors, assigns, heirs, and representatives.

        9. Equities may not assign or transfer any of the rights, or delegate any of the obligations, under this Agreement other than its rights and obligations under this Agreement (but not under the option certificate) to Irwin Friedman or an entity affiliated with Irwin Friedman. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

        10. Each party shall indemnify and hold the other party harmless from and against any claims, liability, loss or damages, including reasonable legal fees, resulting from the breach of any terms, conditions or provisions of this Agreement by it.

        11. The parties shall submit to binding arbitration in any controversy or claim arising out of or relating to this Agreement or any breach thereof, provided, however, that the Company shall not be prohibited, limited or in any other way restricted from seeking or obtaining equitable relief from a court having jurisdiction of the parties against violations of paragraph 6 of this Agreement. Such arbitration shall be conducted in New York City in accordance with the Rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are hereby authorized to award to the winning party the costs (including reasonable attorneys’ fees and expenses) of any such arbitration.

        12. If any provision of this Agreement shall be found by any arbitration panel or court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the extent allowable by law, be modified by such panel or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

           Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

RECOTON CORPORATION By: /s/ Robert L. Borchardt Name: Robert L. Borchardt Title: President and CEO
ACCEPTED AND AGREED TO:

I. FRIEDMAN EQUITIES, INC.

By:    /s/ Irwin Friedman
          Irwin Friedman, President

Exhibit A

OPTION CERTIFICATE

NON-QUALIFIED STOCK OPTION

To Purchase 20,000 Common Shares of

RECOTON CORPORATION

Issued Pursuant to the 1998
Stock Option Plan of Recoton Corporation

          THIS CERTIFIES that on January 16, 2001, I. Friedman Equities, Inc. (the "Holder") was granted an option ("Option"), which is not an incentive stock option, to purchase at the Option price of $10.16 per share all or any part of 20,000 fully paid and non-assessable Common Shares, p.v. $.20 (the "Shares") of Recoton Corporation ("Corporation"), upon and subject to the following terms and conditions.

           This Option shall expire on January 15, 2011.

          This Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution or as provided pursuant to the 1998 Stock Option Plan of Recoton Corporation (the "Plan").

          Except as otherwise provided in the Plan, this Option shall be exercisable as follows: immediately upon grant in full and the ten year term of the options shall not expire in the event that Equities and/or Irwin Friedman should ever cease to be a consultant to the Company. In no event, however, may this Option be exercised after the Option's expiration date.

          The Option and this Option certificate are issued pursuant to and are subject to all of the terms and conditions of the Plan, the terms and conditions of which are hereby incorporated by reference and a copy of which is attached to this certificate. A determination of the Committee or the Board of Directors under the Plan as to any questions which may arise with respect to the interpretation of the provisions of the Option and of the Plan shall be final. The Committee or the Board of Directors may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

           WITNESS the signature of the Corporation's duly authorized officer.

Dated:    January 16, 2001.
RECOTON CORPORATION By: /s/ Joseph H. Massot Name: Joseph H. Massot Title: Senior V.P. and Secretary